UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2025

NIXXY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-53641	90-1505893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Farmington Avenue, Suite 252

Bristol, CT 06010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 931-1500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of class	Trading symbol	Name of exchange on which registered
Common Stock	NIXX	NASDAQ Capital Market
Common Stock Purchase Warrants	NIXXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 24, 2025, Nixxy, Inc. (the “Company”) appointed Christopher Mann as a member of the Board of Directors (the “Board”). Mr. Mann was not appointed to any committee of the Board.

There is no arrangement or understanding between Mr. Mann and any other persons pursuant to which Mr. Mann was appointed to his position. There are no family relationships between Mr. Mann and any of the Company’s officers or directors. There are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Mann has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

On January 28, 2025, Mr. Mann resigned as a member of the Board. Mr. Mann lives in the Los Angeles, California metropolitan area, and he informed the Company that he was no longer able to fulfill the obligations of a member of the Board due to increasing professional and personal obligations. Mr. Mann’s decision was not because of any disagreement relating to the Company’s operations, policies, practices, financial reporting or controls. As a result of Mr. Mann’s resignation, he did not receive any compensation for service as a member of the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2025	Nixxy, Inc.

	By:	/s/ Debra Chen Volpone
Debra Chen Volpone Chief Executive Officer

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